Exhibit 99.1

One Tribology Center Oxford, Connecticut 06478 Phone: 203.267.7001 Fax: 203.267.5000 rbcbearings.com

RBC Bearings Announces the Retirement of Thomas M. Burigo; Robert M. Sullivan

Appointed Corporate Controller

Oxford, CT- Monday, February 13, 2017- RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision bearings and components for the industrial, defense and aerospace industries, today announced the retirement of Tom Burigo, a 14-year veteran of RBC Bearings, as Corporate Controller. Tom will continue on a reduced hour basis over the next 12 months to facilitate a smooth transition. Tom was promoted to Director of Accounting in 2005 and then to Corporate Controller in 2006, where he has served as a hardworking member of management.

Robert M. Sullivan will assume the Corporate Controller role. Rob has been working alongside Tom as Assistant Corporate Controller since March 2016. Prior to joining RBC Bearings, Rob was a Financial Planning and Analysis Specialist for Defense Systems and Services at Sikorsky Aircraft Corporation. Prior to Sikorsky, he spent six years at Ernst & Young LLP as an Audit Manager. Rob has a Bachelor of Science degree in Accounting from Fairfield University, a Master of Science degree in Accounting and Taxation from the University of Hartford, and he is currently finishing his Masters of Business Administration from the University of Connecticut. Rob is a Certified Public Accountant in the State of Connecticut.

Dr. Michael Hartnett, Chairman and Chief Executive Officer said, “Tom’s guidance, leadership and expertise have been instrumental to RBC Bearings’ success. We thank him for his dedication to the organization and wish him all the best in his retirement. We also congratulate Rob on his promotion. Rob has over 10 years of experience in public accounting, government accounting, and auditing, and I am confident he will be a great Controller.”

Dan Bergeron, V.P. and Chief Financial Officer added, “We are grateful for the strong accounting leadership Tom provided RBC Bearings during his long tenure. It has always been a pleasure working alongside Tom and we want to thank him for his commitment to ensuring a smooth transition of duties to Rob. I have enjoyed working with Rob since he joined the organization in March and we look forward to benefiting from his strong experience in this enhanced role.”

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace, and defense markets. The Company is headquartered in Oxford, Connecticut.

One Tribology Center Oxford, Connecticut 06478 Phone: 203.267.7001 Fax: 203.267.5000 rbcbearings.com

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

Alpha IR Group

Michael Cummings

617-461-1101

investors@rbcbearings.com

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